UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported) May 14, 2008
WILLBROS GROUP, INC.

(Exact Name of Registrant as Specified in Its Charter)
Republic of Panama

(State or Other Jurisdiction of Incorporation)

1-11953	98-0160660

(Commission File Number)	(IRS Employer Identification No.)

Plaza 2000 Building, 50th Street, 8th Floor, P.O. Box 0816-01098, Panama, Republic of Panama

(Address of Principal Executive Offices)	(Zip Code)
+50-7-213-0947

(Registrant’s Telephone Number, Including Area Code)
Not Applicable

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     As previously disclosed, in October 2007, Willbros Group, Inc. (the “Company”), and its subsidiary, Willbros International Inc. (“WII”), reached an agreement in principle with representatives of the United States Department of Justice (the “DOJ”), subject to approval by the DOJ, to settle its previously disclosed investigation into possible violations of the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”). In addition, the Company reached an agreement in principle with the staff of the Securities and Exchange Commission (the “SEC”), subject to approval by the Commission, to resolve the SEC’s investigation of possible violations of the FCPA, the Securities Act of 1933, as amended (the “Securities Act”), and the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Both settlements are subject to the approval of the United States District Court, Southern District of Texas, Houston Division (the “Court”), and there is no assurance the settlements will be approved. These investigations stem primarily from the Company’s former operations in Bolivia, Ecuador and Nigeria.
     On May 14, 2008, the DOJ filed in the Court a six-count criminal information against the Company and WII pursuant to a Deferred Prosecution Agreement among WGI, WII and the DOJ (the “DPA”). The six counts include conspiracy to violate the FCPA, violations of the FCPA’s anti-bribery provisions and violations of the FCPA’s books-and-records provisions. Although the Company and WII did not plead guilty, they face prosecution for the charges alleged in the information, and possibly other charges as well, if they fail to comply with the DPA. The DPA requires, for the three-year term of the DPA, continued full cooperation with the DOJ in its investigation; continued implementation of a compliance and ethics program to prevent and detect violations of the FCPA and other anti-corruption laws; and continued review of existing internal controls, policies and procedures in order to ensure that the Company and WII maintain adequate controls and a rigorous anti-corruption compliance code. The DPA also requires the Company and WII, at their expense, to engage an independent monitor for three years to assess and make recommendations about their compliance with the DPA. Provided that the Company and WII comply with the DPA, the DOJ has agreed not to prosecute the Company or WII based on the conduct described in the DPA and to move to dismiss the information after three years.
     As part of the DPA, the Company will pay $22.0 million in fines in four installments, consisting of $10.0 million on signing and $4.0 million annually for three years thereafter, with no interest due on the unpaid amounts.
     Also on May 14, 2008, the SEC filed in the Court a Complaint (the “SEC Complaint”) and a proposed Agreed Final Judgment against the Company (the “Judgment”). Without admitting or denying the allegations in the SEC Complaint, the Company consented to the filing of the SEC Complaint and entry of the Judgment to resolve the SEC’s investigation. The SEC Complaint alleges civil violations of the FCPA’s anti-bribery provisions, the FCPA’s books-and-records and internal control provisions and various antifraud provisions of the Securities Act and the Exchange Act. If approved by the Court, the Judgment will permanently enjoin the Company from violating the FCPA’s anti-bribery, books-and-records, and internal control provisions and certain antifraud provisions of the Securities Act and the Exchange Act.

     The Judgment requires the Company to pay $8.9 million for disgorgement of profits and $1.4 million of pre-judgment interest. The disgorgement and pre-judgment interest are payable in four equal installments of $2.575 million, first on signing, and annually for three years thereafter. Post-judgment interest will be payable on the outstanding balance of $7.725 million. In January 2008, the Company deposited the first installment payment of $2.575 million into an escrow account, as required by the SEC.
     In the second and third quarters of 2007, the Company accrued a total of $32.3 million for the potential settlements with the DOJ and the SEC.
     Failure by the Company to comply with the terms and conditions of either the DPA or the Judgment could result in resumed prosecution and other regulatory sanctions.
Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits.
          The following exhibits are filed herewith:
10	Deferred Prosecution Agreement among the Company, WII and the DOJ filed on May 14, 2008 with the United States District Court, Southern District of Texas, Houston Division.

99.1	Willbros Group, Inc. and Willbros International Inc. Information document filed on May 14, 2008 by the United States Attorney’s Office for the Southern District of Texas and the United States Department of Justice.

99.2	Complaint by the Securities and Exchange Commission v. the Company filed on May 14, 2008 with the United States District Court, Southern District of Texas, Houston Division.

99.3	Consent of the Company.

99.4	Agreed Judgment as to the Company.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WILLBROS GROUP, INC.
Date: May 14, 2008	By:	/s/ Van A. Welch
Van A. Welch
Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10	Deferred Prosecution Agreement among the Company, WII and the DOJ filed on May 14, 2008 with the United States District Court, Southern District of Texas, Houston Division.

99.1	Willbros Group, Inc. and Willbros International Inc. Information document filed on May 14, 2008 by the United States Attorney’s Office for the Southern District of Texas and the United States Department of Justice.

99.2	Complaint by the Securities and Exchange Commission v. the Company filed on May 14, 2008 with the United States District Court, Southern District of Texas, Houston Division.

99.3	Consent of the Company.

99.4	Agreed Judgment as to the Company.